Exhibit 10g (xxi)

KAMAN AEROSPACE GROUP, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, is made effective as of June 7, 2008 (the “Effective Date”), by and between Kaman Aerospace Group, Inc. (the “Company”), a subsidiary of Kaman Corporation, a Connecticut corporation (the “Parent Company”), and Gregory L. Steiner (the “Executive”), and is amended and restated as of November 11, 2008.

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

WHEREAS, in furtherance of this objective, the Company and Executive have executed an Employment Agreement dated as of June 7, 2008 with the terms of such agreement beginning June 7, 2008 (the “Effective Date”; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained the Company and the Executive hereby agree as follows:

1.           Defined Terms.  Definitions of capitalized terms used in this Agreement are provided in the last Section of this Agreement.

2.           Term.  This Agreement shall terminate on the fifth anniversary of the Effective Date.  The term of this Agreement shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the fourth anniversary of the Effective Date or the then current succeeding one-year extended term of this Agreement, the Company or Executive has notified the other that the term hereunder shall expire at the end of the then-current term.  Notwithstanding any such notice, the term of this Agreement shall not expire before the second anniversary of a Change in Control that occurs within the term of this Agreement.  The initial term of this Agreement, as it may be extended under this Section 2, is herein referred to as the “Term.”

3.           Company’s Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s continued employment, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described in this Agreement.  Except as provided in Section 5.1 of this Agreement, no Severance Payments (as defined in Section 5) shall be payable under this Agreement unless there shall have been a termination of the Executive’s employment with the Company following a Change in Control.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.           Compensation Other Than Severance Payments.

4.1           If the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if Section 18(n)(ii) is applicable as an event or circumstance constituting Good Reason, the rate in effect immediately prior to such event or circumstance, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason).  In addition, if the Executive’s employment is terminated for any reason following a Change in Control other than (a) by the Company for Cause and (b) by the Executive without Good Reason, then the Company shall pay a pro-rata portion of the Executive’s annual bonus for the performance year in which such termination occurs to the Executive on the later of (x) the date that annual bonuses are generally paid to other senior executives and (y) the date that is the first business day after the date that is six months after the Date of Termination.  This pro-rata bonus shall be determined by multiplying the amount the Executive would have received based upon actual financial performance through such termination, as reasonably determined by the Company, by a fraction, the numerator of which is the number of days during such performance year that the Executive is employed by the Company and the denominator of which is 365.

4.2           If the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due.  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

5.           Severance Payments.

5.1           If the Executive’s employment is terminated during the twenty-four (24) month period immediately following a Change in Control, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits described in this Section 5 (collectively, the “Severance Payments”) in addition to any payments and benefits to which the Executive is entitled under Section 4 of this Agreement.  The Executive shall also be entitled to Severance Payments under this Agreement if the Executive’s employment is terminated without Cause by the Company or by the Executive for Good Reason at any time beginning on the first day of the 90 day period immediately prior to the execution of a definitive purchase and sale agreement that results in such Change in Control and the closing of such Change in Control.

(a)
In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit payable to the Executive under the Executive’s Employment Agreement with the Company or otherwise, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of (i) two (2) times the Executive’s base salary as in effect immediately prior to the Date of Termination or, if Section 18(n)(ii) is applicable as an event or circumstance constituting Good Reason, the rate in effect immediately prior to such event or circumstance, and (ii) two (2) times the last annual bonus paid or awarded (to the extent not yet paid) to the Executive in the previous three years (if any) immediately preceding the Date of Termination, pursuant to any annual bonus or incentive plan maintained by the Company.

(b)
For the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents medical, dental, and accidental death and dismemberment benefits on a monthly basis that is substantially similar to such benefits as provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence.  The parties intend that the first 18 months of continued medical and dental coverage shall not constitute a “deferral of compensation” under Treas. Reg. Sect. 1.409A-1(b), and that continued accidental death and dismemberment benefits hereunder shall qualify as a “limited payment” of an “in kind” benefit under Treas. Reg. Sect. 1.409A-1(b)(9)(v)(C) and (D).  Any portion of the continued medical, dental and accidental death and dismemberment coverage under this Section 5.1(b) that is subject to Section 409A is intended to qualify as a “reimbursement or in-kind benefit plan” under Treas. Reg. Sect. 1.409A-3(i)(1)(iv).  Benefits otherwise receivable by the Executive pursuant to this Section 5.1(b) shall be reduced to the extent benefits of the same type are received by or made available by a subsequent employer to the Executive during the twenty-four (24) month period following the Date of Termination (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.  Any such reimbursement under this Section 5.1(b) shall be made promptly in accordance with Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred.  In no event shall the amount that the Company pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.

(c)
Notwithstanding any provision to the contrary in any plan or agreement maintained by or through the Company pursuant to which the Executive has been granted restricted stock, stock options, stock appreciation rights or long-term performance awards, effective on the Date of Termination, (i) all service and performance based restrictions with respect to any then unvested restricted stock shall lapse, (ii) all stock appreciation rights and stock options shall be deemed fully vested and then canceled in exchange for a cash payment equal to the excess of the fair market value of the shares of Parent Company stock subject to the stock appreciation right or stock option on the Date of Termination, over the exercise price(s) of such stock appreciation rights or stock options, and (iii) all unvested long-term performance awards (each, an “LTIP Award”) shall be deemed fully vested and fully earned and then shall be canceled in exchange for a cash payment equal to 100% of the target value of each such award; provided, however that, if necessary for such compensation to qualify as “performance-based compensation” under Section 162(m) of the Code, an unvested Post January 1, 2009 Award (as defined herein) shall only vest when such award would otherwise have vested and the actual amount that the Executive shall receive with respect to any such award will be determined by multiplying the amount the Executive would have received based upon actual performance for the entire period by a fraction, the numerator which is the number of days the Executive remained employed with the Company during such award’s performance period and the denominator of which is the total number of days during such award’s performance period.  For purposes of this Section 5.1(c), a “Post January 1, 2009 Award” shall mean an LTIP Award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code with a performance period beginning after January 1, 2009.

(d)
In addition to the retirement benefits to which the Executive is entitled under any tax-qualified, supplemental or excess benefit pension plan maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive supplemental retirement benefits (the “Pension Plans”) or any successor plan thereto, effective upon the Date of Termination, the Executive shall be credited with an additional two years of “Credited Service” and “Continuous Service” (as defined in the Kaman Corporation Amended and Restated Employees’ Pension Plan) when calculating the Executive’s benefit under Post-2004 Kaman Corporation Supplemental Employees Retirement Plan (“SERP”).  The enhancement to the SERP provided under this Section 5.1(d) shall be paid at the same time and in the same manner as other benefits provided to the Executive under the SERP.  For avoidance of doubt, the Severance Payments payable under this Agreement shall be disregarded when determining the Executive’s Final Average Salary  (as defined under the Kaman Corporation Amended and Restated Employees’ Pension Plan) for purposes of calculating the benefits payable under the SERP as modified by this Section 5.1(d).

(e)
If the Executive would have become entitled to benefits under the Company’s post-retirement health care plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of twenty-four (24) months after the Date of Termination, the Company shall provide such post-retirement health care benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in Section 5.1 (b) terminate.

(f)
The Company (i) shall prepay all remaining premiums under any insurance policy maintained by the Company insuring the life of the Executive that is in effect and (ii) shall transfer to the Executive any and all rights and incidents of ownership in such arrangements at no cost to the Executive.

(g)
The Company shall provide the Executive with reimbursement for up to Thirty Thousand Dollars ($30,000) in the aggregate for outplacement services, relocation costs, or both provided however that reimbursement shall only be provided until the earlier of the first anniversary of the Date of Termination or the Executive’s first day of employment with a new employer.  It is intended that reimbursements under this Section 5.1(g) shall not constitute a “deferral of compensation” for purposes of Section 409A of the Code pursuant to Treas. Reg. Sect. 1.409A-1(a)(9)(v)(A) and (C).

(h)
The Executive shall be entitled to the Company automobile provided to the Executive immediately prior to employment termination under this Section 5.1 at no cost for a period of six months after employment termination (the “Car Lease Benefit”).  Notwithstanding the foregoing, the Executive must pay the Company for the fair market value of the Car Lease Benefit to the extent that it, when added to the cost of continued accidental death and dismemberment coverage under Section 5.1(b) during this six month period, exceeds the applicable dollar amount under Section 402(g)(1)(B) of the Code.  It is intended that the Car Lease Benefit qualify as a “limited payment” of an “in-kind” benefit under Treas. Reg. Sect. 1.409A-1(a)(9)(v)(C) and (D).  The Company shall continue to maintain an insurance policy that will cover the Executive’s use during the period of the Car Lease Benefit.

(i)
On the first business day following expiration of the Car Lease Benefit, the Company shall transfer all of its then current rights to the Company automobile described in Section 5.1(h) above to the Executive.

(j)
The Executive acknowledges that the Car Lease Benefit (less payments by the Executive, if any) and the Company’s transfer of its rights to the Company automobile to the Executive will constitute taxable compensation reportable by the Company on IRS Form W-2.

5.2           Section 4999 Excise Tax.

(a)
If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or with any person affiliated with the Company and whether or not the Executive’s employment has then terminated (the “Payments”)) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then, except as set forth in Section 5.2(b) below, the Company shall pay to Executive an amount in addition to the Payments (the “Gross-Up Payment”) as calculated below.  The Gross-Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment tax and Excise Tax on the Gross-Up Payment, but before deduction for any federal, state or local income and employment tax on the Payments, the net amount retained by the Executive shall be equal to the Payments.

(b)
Notwithstanding anything in this Agreement to the contrary, if the amount of Payments that will be subject to the Excise Tax does not exceed the amount of Payments that Executive could receive without having any Payments become subject to the Excise Tax by at least $100,000, then Executive’s taxable cash-based benefits under this Agreement will first be reduced in the order selected by Executive, and then, if necessary, Executive’s equity-based compensation (based on the value of such equity-based compensation as a “parachute payment” as defined in Treasury Regulations promulgated under Section 280G of the Code and IRS revenue rulings, revenue procedures and other official guidance) shall be reduced in the order selected by Executive, and then any other Payments shall be reduced as reasonably determined by the Company, to the extent necessary to avoid imposition of the Excise Tax.  If Executive does not select the amount to be reduced within the time prescribed by the Company, the reductions specified herein shall be made by the Company in its sole discretion from such compensation as it shall determine.  Any amount so reduced shall be irrevocably forfeited and Executive shall have no further rights to receive it.

(c)
The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section 5.2 are set forth in Appendix A attached hereto.  For purposes of making the determinations and calculations required herein, the Consultant may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Consultant shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and Executive.

5.3           The Company also shall reimburse the Executive for legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement.  Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

5.4           The Company shall pay the cash amounts described in subsections (a) and (c)(iii) of Section 5.1 and shall provide the benefits described in Section 5.1(f) and (i) to the Executive on the first business day after the date that is six months following the Date of Termination; provided, however, that in the case of a Post January 1, 2009 Award under Section 5.1(c)(iii), the date for payment shall be the later of (a) the date that such award is generally paid to other senior executives and (b) the date that is the first business day after the date that is six months after the Date of Termination. The cash amounts described in subsections (a) and (c)(iii) of Section 5 shall be paid with interest at the applicable federal rate under Section 1274 of the Code determined as of the Date of Termination.  In addition, to the extent that payment of the pro-rata portion of the annual bonus provided for in Section 4.1 is delayed until the date that it is the first business day after the date that is six months following the Date of Termination as described above, the pro-rata bonus payment shall be credited with interest at the short-term applicable federal rate under Section 1274 of the Code determined as of March 15th of the year following such termination from such March 15th to the date that payment is made to the Executive hereunder.  If payments are not made in the time frame required by this subsection, interest on the unpaid amounts will accrue at 120% of the rate provided in Section 1274(b)(2)(B) of the Code determined as of the first day following the time frame provided for herein until the date such payments are actually made.  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Consultant or other advisors (and any such opinions or advice which are in writing shall be attached to the statement).

5.5           Coordination with Employment Agreement.

Severance Payments made under this Section 5 shall be in lieu of any severance benefit payable to the Executive under the Executive’s Employment Agreement with the Company or otherwise.

6.           Termination Procedures and Compensation During Dispute.

6.1           Notice of Termination.  After a Change in Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

6.2           Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).  For purposes of determining the date on which to make the severance payments described under Section 5.4, a “Date of Termination” shall only occur upon the Executive’s “separation from service” within the meaning of Section 409A of the Code and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1).

6.3           Dispute Concerning Termination.  If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 6.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

6.4           Compensation During Dispute.  If a purported termination occurs following a Change in Control and the Date of Termination is extended in accordance with Section 6.3 of this Agreement, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 6.3 of this Agreement.  Amounts paid under this Section 6.4 are in addition to all other amounts due under this Agreement (other than those due under Section 4.1 of this Agreement) and shall not be offset against or reduce any other amounts due under this Agreement.  Notwithstanding anything to the contrary in Section 6.3 and 6.4, if the Company, after delivery of a Notice of Termination, promptly (and in any event within 30 days) determines that grounds existed prior to the delivery of the Notice of Termination to terminate the Executive’s employment for Cause after complying with the procedural requirements of this Agreement, the Company shall have the right to recover any payments that have been made to the Executive or on the Executive’s behalf under this Agreement including but not limited to offset against or reduction of any amounts due under this Agreement or otherwise.

7.           No Mitigation.  The Company agrees that under this Agreement, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 of this Agreement or Section 6.4 of this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement (other than as specifically provided in Section 5.1(b) of this Agreement) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.           Successors; Binding Agreement.

8.1           In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms.

8.2           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

9.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company: Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002 - Attention: Chief Legal Officer (Facsimile No.: 860 243-7397), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.           Obligations after the Date of Termination.

(a)
Confidentiality.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Parent Company and the Company, at any time following the Date of Termination, any nonpublic, proprietary or confidential information, knowledge or data relating to the Parent Company or the Company, any of their subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Parent Company and the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Parent Company and the Company at their expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)
Non-Solicitation.  In the event that the Executive receives Severance Payments under Section 5 of this Agreement, the Executive agrees that for the two (2) year period following the Date of Termination, the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Parent Company or the Company or any of their subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Parent Company or the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Parent Company or Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated).  For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 10(b).

(c)
Non-Competition.  The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Parent Company and the Company.  Accordingly, in the event that the Executive receives Severance Payments described in Section 5 of this Agreement, the Executive agrees that for a period of two (2) years following the Date of Termination, the Executive will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Parent Company or the Company within the geographical area in which the business of the Parent Company or the Company is conducted.

(d)
Non-Disparagement.  Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates (including parents and subsidiaries), officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 10(d).

(e)
Return of Company Property and Records.  The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

(f)
Cooperation.  The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Parent Company and the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation.  The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(g)
Assignment of Inventions.  The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to the business of the Company or any of its subsidiaries.  Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company.  All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company.  As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h)
Equitable Relief and Other Remedies.  The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)
Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j)
Survival of Provisions.  The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.           Conditions.  Any payments or benefits made or provided pursuant to this Agreement are subject to the Executive’s:

(a)	compliance with the provisions of Section 10 hereof;

(b)
delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Appendix B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days of presentation thereof by the Company to the Executive (which presentation shall be made by the Company no later than two (2) business days following the Date of Termination); and

(c)	delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans with the General Release.

If the Executive fails to return an executed General Release to the Company within such 21-day period, or the Executive subsequently revokes such timely release, the Company shall not have any obligation to pay any amounts or benefits under Section 5 of this Agreement.  The Executive shall provide the General Release in the same manner as providing written notice to the Company under Section 9 above.

12.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a member of the Board or his designee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Connecticut without regard to its conflicts of law principles.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

13.           Validity; Counterparts.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.           Prior Agreements.  This Agreement supersedes and replaces the Prior Agreement.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party.  By signing this Agreement, the Executive releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of the Prior Agreement.

15.           Coordination with Employment Agreement.  In the event that the Executive receives compensation or benefits under the Executive’s Employment Agreement and thereafter becomes entitled to similar compensation or benefits under this Agreement, the compensation and benefits paid or provided under the Employment Agreement shall be an offset against the similar compensation and benefits payable or to be provided under this Agreement.

16.           Settlement of Disputes.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

17.           Arbitration.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18.           Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)
“Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 6.1 of this Agreement) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Parent Company, the Company, or their subsidiaries, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.  Notwithstanding the foregoing, Cause shall not include any act or omission of which the Audit Committee of the Board (or the full Board) has had actual knowledge of all material facts related thereto for at least 90 days without asserting that the act or omission constitutes Cause.

(e)	“Change in Control” for purposes of this Agreement shall mean any of the following events, provided that such an event is not also a Management Buyout:

(i)           any Person is or becomes the Beneficial Owner directly or indirectly, of securities of the Parent Company representing thirty-five (35%) or more of the combined voting power of the Parent Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Parent Company; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Parent Company or a transaction described in clause (A) of paragraph (iii) below;

(ii)           during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, that any person becoming a director of the Parent Company subsequent to the beginning of such period whose election, or nomination for election by the Parent Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Parent Company and whose appointment or election was not approved by at least a majority of the directors of the Parent Company in office immediately before any such contest;

(iii)           there is consummated a Merger of the Parent Company with any other business entity, other than (A) a Merger which would result in the securities of the Parent Company generally entitled to vote in the election of directors of the Parent Company outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Parent Company or any Subsidiary, at least 50% of the combined voting power of the voting securities of the Parent Company or such surviving entity or any parent thereof outstanding immediately after such Merger, generally entitled to vote in the election of directors of the Parent Company or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Exchange Act, or (B) a Merger effected to implement a recapitalization of the Parent Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent Company representing 35% or more of the combined voting power of the Parent Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Parent Company;

(iv)           the stockholders of the Parent Company approve a plan of complete liquidation or dissolution of the Parent Company or there is consummated the sale or disposition by the Parent Company of all or substantially all of the Parent Company’s assets, other than a sale or disposition by the Parent Company of all or substantially all of the Parent Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Parent Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Exchange Act; or

(v)                 a Sale of the Company.

Within five (5) days after a Change in Control has occurred, the Company shall deliver to the Executive a written statement memorializing the date that the Change in Control occurred.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

(g)
“Company” shall mean Kaman Aerospace Group, Inc. and, except in determining under Section 18(e) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets.

(h)	“Consultant” shall have the meaning set forth in Appendix A of this Agreement.

(i)	“Date of Termination” shall have the meaning set forth in Section 6.2 of this Agreement.

(j)
“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)	“Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(m)	“Executive” shall mean the individual named in the preamble to this Agreement.

(n)
“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control (if more than one Change in Control has occurred, any reference to a Change in Control in this subsection (n) shall refer to the most recent Change in Control), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi), or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)
the assignment to the Executive of any duties inconsistent with the Executive’s status as President of the Company or a substantial diminution in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(ii)	a reduction by the Company in the Executive’s annual Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time;

(iii)
the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control;

(iv)
the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(v)
the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation (including, but not limited to, the Kaman Corporation Compensation Administration Plan, Kaman Corporation Cash Bonus Plan, and Kaman Corporation 2003 Stock Incentive Plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation  therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(vi)
the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s life insurance, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide  the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control, provided, however, that this paragraph shall not be construed to require the Company to provide the Executive with a defined benefit pension plan if no such plan is provided to similarly situated executive officers of the Company or its Affiliates;

(vii)
any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.1 of  this Agreement; for purposes of this Agreement, no such purported termination shall be effective; or

(viii)
the failure of any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms prior to the effectiveness of any such succession.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

Notwithstanding anything to the contrary above, the Executive shall not have “Good Reason” to terminate employment due solely to one or more of the following events: (1) there is a diminution of the business of the Parent Company, the Company or any of their subsidiaries, including, without limitation, a sale or other transfer of property or other assets of the Parent Company, the Company or any of their subsidiaries, or a reduction in the Executive’s business unit’s head count or budget, or (2) a suspension of the Executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave due to a reasonable belief by the Board that the Executive has engaged in conduct that would give adequate grounds to terminate the Executive’s employment for Cause.

(o)	“Gross-Up Payment” shall have the meaning set forth in Section 5.2 of this Agreement.

(p)
“Management Buyout” means any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) if, in connection with the Transaction, the Executive, members of the Executive's immediate family, and/or the “Executive's Affiliates” (as defined below) participate, directly or beneficially, as an equity investor in, or have the option or right to acquire, whether or not vested, equity interests of, the acquiring entity or any of its Affiliates (the “Acquiror”) having a percentage interest therein greater than 1%.   For purposes of the preceding sentence, a party shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the party of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Parent Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other employees of the Company at a comparable level as such party immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, or (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of the Parent Company or (iii) the party’s interests in any tax-qualified defined benefit or defined contribution pension or retirement plan in which such party or any family member is a participant or beneficiary.  The “Executive’s Affiliates” at any time consist of any entity in which the Executive and/or members of the Executive’s immediate family then own, directly or beneficially, or have the option or right to acquire, whether or not vested, greater than 10% of such entity’s equity interests, and all then current directors and executive officers of the Parent Company and the Company who are members of any group, that also includes the Executive, a member of the Executive’s immediate family and/or any such entity, in which the members have agreed to act together for the purpose of participating in the Transaction.  The Executive’s immediate family consists of the Executive’s spouse, parents, children and grandchildren.

(q)	“Merger” means a merger, share exchange, consolidation or similar business combination under applicable law.

(r)	“Notice of Termination” shall have the meaning set forth in Section 6.1 of this Agreement.

(s)
“Parent Company” shall mean Kaman Corporation and, except in determining under Section 18(e) hereof whether or not any Change in Control of the Parent Company has occurred, shall include any successor to its business and/or assets.

(t)	“Payments” shall have the meaning set forth in Section 5.1 of this Agreement.

(u)
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Parent Company or the Company or any of their direct or indirect Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Parent Company in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to the Company.

(v)
“Sale of the Company” shall mean a sale of all or substantially all of the securities or all or substantially all of the assets of the Company or the Merger of the Company with or into any Person, other than a Merger which would result in the voting securities of the Company outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Merger and generally entitled to vote in the election of directors of the Company or such surviving entity or parent thereof.

(w)	“Subsidiary” shall mean any corporation within the meaning of Section 424(f) of the Code.

(x)	“Term” shall mean the period of time described in Section 2 of this Agreement.

19.           Payment of Compensation.  The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.  References to paying an annual bonus at the same time as paid to other senior executives shall mean that the payment date is to be determined under the terms of the Company’s annual bonus plan or program then in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Kaman Aerospace Group, Inc.

By: William C. Denninger	Date
Its: Vice President and Treasurer

Executive

Gregory L. Steiner	Date

APPENDIX A

TAX GROSS-UP PAYMENT RULES AND PROCEDURES

1.           Subject to Paragraph 3 below, all determinations required to be made under Section 5.2 of this Agreement, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm (the “Consultant”) selected in accordance with Paragraph 2 below.  The Consultant shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change in Control and the subsequent vesting of any cash payments or awards, or the Executive’s termination of employment, or such earlier time as is required by the Company.  The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 1, shall be paid on the Executive’s behalf to the applicable taxing authorities within five (5) days of the receipt of the Consultant’s determination, but in no event later than the end of the calendar year next following the calendar year in which the related taxes are remitted to the applicable taxing authorities.  If the Consultant determines that the Executive is not subject to Excise Tax, it shall furnish the Executive with a written report indicating that he has substantial authority not to report any Excise Tax on his federal income tax return.  Any determination by the Consultant shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consultant hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Paragraph 3 below and Executive thereafter is required to make a payment or additional payment of any Excise Tax, the Consultant shall determine the amount of the Underpayment that has occurred and any such Underpayment, increased by all applicable interest and penalties associated with the Underpayment, shall be promptly paid by the Company to or for the benefit of Executive.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Date of Termination, (or the date of the Change in Control if the Executive is subject to Excise Tax prior to the issuance of a Notice of Termination) net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

2.           The Consultant shall be a nationally recognized public accounting firm, benefits consultant or law firm proposed by the Company and agreed upon by the Executive.  If Executive and the Company cannot agree on the firm to serve as the Consultant within ten (10) days after the date on which the Company proposed to Executive an entity to serve as the Consultant, then Executive and the Company shall each select one and those two firms shall jointly select the entity to serve as the Consultant within ten (10) days after being requested by the Company and Executive to make such selection.  The Company shall pay the Consultant’s fee.

3.           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than fifteen (15) business days after Executive knows of such claim and Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty day period following the date on which Executive gives such notice to the Company, whichever period is shorter.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax and income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

4.           If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

APPENDIX B

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Kaman Aerospace Group, Inc., its affiliates, parents, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Gregory L. Steiner (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1.           Last Day of Employment. Executive’s last day of employment with Employer is _______________. In addition, effective as of DATE, Executive resigns from the Executive’s position as President of Kaman Aerospace Group, Inc. and will not be eligible for any benefits or compensation after ________, including payments under the Executive’s Employment Agreement, other than as specifically provided under the Change in Control Agreement between Employer and Executive effective as of January 1, 2007 (the “Change in Control Agreement”).  Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2.           Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 11 of the Change in Control Agreement.

3.           Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s Chief Legal Officer, or his/her designee, or mailed to Kaman Aerospace Group, Inc., c/o Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention: Chief Legal Officer, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.           General Release of Claim. Subject to the full satisfaction by the Employer of its obligations under the Change in Control Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

- Title VII of the Civil Rights Act of 1964, as amended;

- The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

- The Employee Retirement Income Security Act of 1974, as amended;

- The Immigration Reform and Control Act, as amended;

- The Americans with Disabilities Act of 1990, as amended;

- The Age Discrimination in Employment Act of 1967, as amended;

- The Older Workers Benefit Protection Act of 1990;

- The Worker Adjustment and Retraining Notification Act, as amended;

- The Occupational Safety and Health Act, as amended;

- The Family and Medical Leave Act of 1993;

- Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

- Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

- Any public policy, contract, tort, or common law; or

- Any allegation for costs, fees, or other expenses including attorneys fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Employee’s rights under the provisions of the Change in Control Agreement which are intended to survive termination of employment; or (iii) Employee’s rights as a stockholder.

5.           No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6.           Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided under the Change in Control Agreement. Employee also affirms Executive has no known workplace injuries.

7.           Cooperation; Return of Property. In accordance with Section 10(f) of the Change in Control Agreement Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. The Employee represents the Executive has complied with Section 10(e) of the Change in Control Agreement regarding the return of Employer property and records.

8.           Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.           No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.           Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.           Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Change in Control Agreement which are intended to survive termination of the Change in Control Agreement, including but not limited to those contained in Section 10 thereof, shall survive and continue in full force and effect.  Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE CHANGE IN CONTROL AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN AEROSPACE GROUP, INC.

By:
Name:
Title:

Date:

Gregory L. Steiner

Date: